EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (hereinafter “Agreement”) is dated as of the 28th day of May 2015, by and between MONGOLIA HOLDINGS, INC., a Delaware corporation (the “Company”) and Jeffrey Leach (the “Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be bound legally, to the Agreement as follows:

1.  Employment.

(a)  The Company agrees to employ Executive as Chief Operating Officer of the Company for the period commencing on May 15, 2015, through May 14, 2020 (the “Primary Term”), unless Executive’s employment under this Agreement is terminated or extended pursuant to Paragraphs 7, 8 or 9 of this Agreement.

(b)  Duties.  During the Term, Executive shall serve as the Chief Operating Officer of the Company and shall report to the CEO and President of the Company. If requested by the Chairman of the Board of Directors of the Company, Executive shall also serve, without additional compensation, as an officer or director of any subsidiary, affiliate or joint venture of the Company. Executive shall perform such duties and services as are incidental to the positions he holds.  The Executive will devote fulltime, attention, skill, and energy to the business of the Company, and will use his best efforts to promote the success of the Company’s business, and will cooperate fully in the advancement of the best interests of the Company.  Nothing in this Agreement, however, will prevent the Executive from engaging in additional business activities, personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement.

2.  Compensation.

(a)  Base Salary.  Executive shall be paid a base salary of $200,000 annually, during Executive’s employment under this Agreement, on the same payroll cycle as senior executives and officers of the Company.

(b)  Bonus Compensation Criteria.  In addition to the Base Salary provided for above, Company shall pay to Executive as a bonus fifty percent (50%) of Executive’s annual Base Salary if during any fiscal year that executive is employed, any of the following occurs:

i.  The Company’s EBITDA, including cash extraordinary items but before officer’s bonuses, on a consolidated basis for any fiscal year is at least   $10,000,000; or,

ii.  The completion of equity funding of at least $10,000,000.

Executive shall be eligible for the bonus for each year he is employed under this Agreement, including extensions, or renewals beyond the Primary Term.  The bonus calculation shall be made no later than December 31, 2015, and December 31 for each subsequent year.  The bonus payments shall be paid in a lump sum on January 15, 2016, and each January 15 thereafter, unless otherwise agreed to in writing by the parties.  The criteria set forth in this paragraph will be used for determining bonus eligibility each year Executive is employed by the Company.

In the event of a lack of liquidity or cash shortage, to the extent that Company is unable to meet its payroll obligations to Executive for any consecutive 30 day period, it can, in its sole discretion, elect to fulfill that current payroll obligation to Executive through payment in kind (the ‘PIK”). PIK can be in the form of a promissory note or through the issuance of shares of the Company’s common stock at a price of $0.25 a share.

3.  Equity Participation.

Stock Grant.  As soon as practical after execution of this Agreement, the Company shall use its best efforts to register in a timely manner under SEC Form S-8, two hundred thousand (200,000) shares of common stock of the Company (“Stock Grant”) for issuance to Executive.

4.  Benefits.

Executive shall be eligible to participate in any benefit plan made generally available to senior executives and officers of the Company, which may be in effect at any time or from time to time during the Executive’s employment under this Agreement, subject to the amendment or termination of any such plan or benefit.  The Company’s hospitalization plan and medical and dental service plan shall also provide hospitalization, dental and medical coverage for the Executive’s dependents, including his spouse and eligible dependents.  Prior to such time as the Executive becomes eligible for coverage under the Company’s group health insurance plan, the Company shall make the payments necessary to permit the Executive to continue group health insurance coverage for the Executive and his eligible dependents under his existing coverage and to continue his current disability policy until coverage under the Company’s disability policy begins.

Executive, at his option, may decline to participate in the Company’s medical, dental and disability plans.  In lieu thereof, the Company will pay Executive $1,000 per month as a benefit reimbursement.

Executive shall be eligible to participate in the Company’s pension and profit sharing plan on the same basis as other senior executives and officers.

5.  Business Expense Reimbursement.

Upon presentation of receipts by Executive, the Company shall, within five (5) business days, reimburse Executive for all reasonable travel, entertainment and other similar business expenses incurred by him in the performance of his duties hereunder.  The Company will reimburse Executive for all reasonable expenses incurred by Executive in equipping, maintaining and operating a phone, fax, high speed internet access and computer for the equivalent of an at-home office in a location designated by Executive.

6.  Company Credit Card.

The Company shall provide Executive with a Company credit or debit card with a minimum monthly credit limit of Five Thousand Dollars ($5,000.00) for business related expenses.

7.  Termination of Employment.

(a)  By Company.  Notwithstanding Section 1(a) of this Agreement, the Executive’s employment hereunder may be terminated by the Company, prior to the expiration of the   Primary Term of this Agreement, as follows:

i.  Automatically, upon the death of the Executive.

ii.  On the date on which the Company notifies the Executive of the termination

of his employment for Cause.  For purposes of this Agreement “Cause” shall   mean:

(1)  Habitual neglect or insubordination (defined as a refusal to execute or carry out lawful and prudent directions from the Board) where Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and Executive has failed to cure such conduct, within thirty (30) days following notice;

(2)  Participation in any fraud against the Company.

iii.  At the Company’s discretion without Cause.

(b)  By Executive.  Notwithstanding Section 1(a) of this Agreement, Executive may terminate the employment relationship prior to the expiration of the Term of this Agreement, as follows:

i.  By first giving the Company three (3) months’ advance notice of his intention to terminate his employment; or

ii.  In the event of a material breach of the Agreement or the employment relationship by the Company, Executive may terminate the Agreement without advance notice.

8.  Consequences of Termination.

(a)  Following the termination of executive’s employment pursuant to Paragraph 7(a) ii., above, the Company shall have no further obligation to the Executive, except the Company shall be obligated to the Executive for any benefits under the Bonus Compensation and/or Equity Participation for which the Executive is eligible pursuant to Paragraphs 2 and 3 above.

(b)  In the event Executive’s employment is terminated due to his death, the Company shall pay to Executive’s legal representatives, wife or named beneficiaries (as Executive may designate from time to time in a notice to the Company) the Executive’s base salary for the remainder of the calendar year in which his death occurs but in no event less than six (6) months of the then-current base salary plus any benefits under the Bonus Compensation and/or Equity Participation for which the Executive is eligible pursuant to Paragraphs 2 and 3 above.

(c)  If Executive is terminated without cause, the Company shall be obligated to pay Executive a lump sum severance amount equal to Executive’s base salary for twelve (12) months.

(d)  If Executive gives notice of termination of this Agreement under Section 7(b)i. or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, Company may, in its sole discretion and subject to its other obligations under this Agreement, relieve Executive of his duties under this Agreement and assign Executive other reasonable duties and responsibilities to be performed until the termination becomes effective.  The Company shall be required to pay Executive all compensation and benefits due under this Agreement including bonuses and incentives through the date of termination.

(e)  In the event of any breach of this Agreement on the part of Company, Executive, may terminate his employment under this Agreement and, shall be entitled to receive as liquidated damages, twelve (12) months base salary payable within 15 days of serving notice of separation of employment.

The provisions of this Section 11(e) shall be in lieu of any and all rights Executive may have in equity or at law to require Employer to comply with or to prevent the breach of this Agreement.

(f)  In addition to the liquidated damages, Executive shall be eligible to receive benefits due to him under the Bonus Compensation and/or Equity Participation for which Executive is eligible pursuant to Paragraphs 2(b) and 3 above.

(g)  Unless terminated for cause, the Company shall also maintain its contributions on behalf of Executive to the medical, dental, disability and other insurance coverages for a maximum of eighteen (18) months.

(h)  For any employment separation, voluntary or involuntary, the Company shall reimburse the Executive for all reasonable expenses Executive incurred in connection with his employment and supported by receipts submitted to the company within thirty (30) days of the date of separation.

9.  Expiration and Renewal.

Unless notice of termination is provided this Agreement shall continue from year to year upon expiration of the Primary Term.  Nothing shall preclude the parties from extending the Agreement for a longer period provided that it is acknowledged by written document signed by both parties.

10.  Assignment of Rights.

The Company may assign all of its rights and obligations under this Agreement to any person or entity acquiring the principal assets used and useful in the operation of the Company provided such entity is financially able to honor the obligations to the Executive under the terms of this Agreement, and the Company has secured the written consent of Executive.

This Agreement shall not be terminated by Company’s voluntary or involuntary dissolution or by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of the Company’s assets.  In the event of any such merger or transfer of assets, where the Executive has provided his written consent, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which assets shall be transferred.  The Company shall require a purchaser, buyer or assignee to fully assume the Company’s obligations set forth herein prior to the purchase or assignment.

11.  Representations and Warranties.

The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company, is the legal obligation of the Company and is enforceable as to the Company in accordance with its terms.

12.  Governing Law.

This Agreement has been executed by the Executive in the State of Delaware and shall be construed in accordance with and shall be governed by, the laws of the State of Delaware without giving effect to rules governing conflicts of law.

13.  Entire Agreement.

This Employment Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereto except as otherwise referred to herein, and supersedes any prior employment agreement between the parties, whether written or oral.  Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing, signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.  To the extent any employee handbook or similar policies of the Company are inconsistent with the Agreement, this Agreement shall control and govern.

14.  Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts together shall constitute a single instrument.

15.  Provisions Schedule.

To the extent any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby but shall remain in full force and effect.

16.  Headings.

The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

17.  Notices.

Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of receipt (as shown on the return receipt) if mailed by certified or registered mail, return receipt requested, postage prepaid, or sent by Federal Express or similar courier service, with all charges prepaid, in each case addressed to the following persons at the following addresses, or to such other person or other addressed to the following persons at the following addresses, or to such other person or other addresses as either party may designate by notice in writing to the other party to this Agreement.

(a)  To the Executive:

Jeffrey Leach

30 Springhill Road

Randolph, NJ. 07869

(b)  To the Company:

Mongolia Holdings, Inc.

2300 W. Sahara Blvd.

Suite 800

Las Vegas, NV. 89102

18.  Hold Harmless and Indemnity.

The Company shall hold harmless and indemnify Executive against any and all expenses (including attorney’s fees), costs, judgments, fines, penalties, settlements and other amounts incurred by, or assessed against, Executive in connection with the acts or omissions of Executive wherein Executive acted in the course and scope of his employment with Company, in good faith and in a manner he reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful.  No determination in any proceeding against Executive by judgment, order, settlement (with or without court approval) or conviction or upon a plea of nolo contendere (no contest) or its equivalent, shall create a presumption that Executive did not act in good faith, in the course and scope of his employment and in a manner which he reasonably believed to be in the best interests of the Company, or, with respect to any criminal action or proceeding, that Executive has reasonable cause to believe that his conduct was unlawful.  This hold harmless and indemnity shall be in addition to any and all rights offered to Executive by statute or other law.

19.  Indemnity Insurance.

The Company shall, as further consideration for this Agreement, obtain and maintain directors and officer’s liability coverage naming Executive as an insured for acts and events occurring during the term of this Agreement.  The director’s and officer’s insurance coverage shall be no less than $3,000,000.00 per claim and $5,000,000.00 annual aggregate, or in an amount otherwise agreed to in writing by the Executive and Company.

20.  Agreement to Arbitrate.

Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Employment Arbitration rules of the American Arbitration Association, or any arbitral forum mutually agreed to in writing by the parties.  The arbitrator shall issue a written decision that will provide for any and all damages otherwise available in a court of law.  Judgment on the award rendered by arbitrator may be entered in any court having jurisdiction.

There shall be one arbitrator selected by the parties.  The Company shall pay all fees and costs associated with the arbitration, including the attorney’s fees and costs of Executive should the arbitrator conclude that the Company breached the Agreement in any respect, or Executive is awarded any money, benefits or damages as a result of the arbitration.

This Agreement does not create, and shall not be construed as creating any rights enforceable by any person not a party to this Agreement, other than as provided in Paragraph 13, assignment of rights.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

For: Mongolia Holdings, Inc.

/s/ Gary Kucher

Gary Kucher

CEO

For: Executive

/s/ Jeffrey Leach

Jeffrey Leach